Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 31, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Pharmaceutical Formulations Inc. on Form 10-K for the year ended January 3, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pharmaceutical Formulations Inc. on Form S-8 dated July 11, 1996 (Registration No. 333-09139) and dated December 23, 1999 (Registration No. 333-03503)

/s/ GRANT THORNTON LLP

Edison, New Jersey
March 31, 2004